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PROSPECTUS                                       Pricing Supplement No. 3563
Dated September 7, 2000                          Dated September 12, 2000
PROSPECTUS SUPPLEMENT                   Rule 424(b)(3)-Registration Statement
Dated September 5, 2000                         No.'s 333-87367 and 333-40880

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                       (Fixed Rate Notes)

Trade Date:    September 12, 2000

Settlement Date (Original Issue Date): September 15, 2000

Maturity Date: September 15, 2004

Principal Amount (in Specified Currency): $150,000,000

Price to Public (Issue Price): 99.79%

Agent's Discount or Commission: 0.30%

Net Proceeds to Issuer: $149,235,000

Interest Rate Per Annum: 6.875%

Interest Payment Date(s):

       X     March  15  and September 15 of each year  commencing
       March 15, 2001 (with respect to the period from and including September 15, 2000 to but excluding March 15,
       2001) and on the Maturity Date
       ___  Other:

Form of Notes:

  X  DTC registered        ___ non-DTC registered

Repayment, Redemption and Acceleration

  Optional Repayment Date(s):  N/A
  Initial Redemption Date:  N/A
  Initial Redemption Percentage:  N/A
  Annual Redemption Percentage Reduction:  N/A
  Modified Payment Upon Acceleration:  N/A

CAPITALIZED  TERMS  USED  IN THIS PRICING  SUPPLEMENT  WHICH  ARE
DEFINED  IN  THE  PROSPECTUS SUPPLEMENT SHALL HAVE  THE  MEANINGS
ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.
                                         (Fixed Rate)
                                                 Page 2
                                          Pricing Supplement No.    3563
                                         Dated September 12, 2000
                                        Rule 424(b)(3)-Registration Statement
                                         No.'s 333-87367 and 333-40880

Original Issue Discount:

  Amount of OID:  N/A
  Yield to Maturity:  N/A
  Interest Accrual Date:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A
  Option Value Calculation Agent:  N/A
  Option Election Date(s):  N/A

Indexed Notes:

  Currency Base Rate:  N/A
  Determination Agent:  N/A

Additional Information:

   General.

  At  July  1,  2000,  the  Company had outstanding  indebtedness totalling $189.429 billion, consisting of notes payable  within one  year, senior notes payable after one year and subordinated notes  payable after one year.  The total amount of outstanding indebtedness  at  July  1,  2000 excluding  subordinated  notes payable after one year was equal to $188.732 billion.
                                          (Fixed Rate)
                                                 Page 3
                                         Pricing Supplement No.    3563
                                         Dated September 12, 2000
                                        Rule 424(b)(3)-Registration Statement
                                         No.'s 333-87367 and 333-40880


   Consolidated Ratio of Earning to Fixed Charges.

   The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
                                                     Six   Months
                                                        ended
          Year Ended December 31,
                                                      July 1, 2000
           1995   1996  1997  1998  1999
           1.51   1.53  1.48  1.50  1.60               1.61

   For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

  Salomon Smith Barney Inc. is acting as agent in connection with the distribution of the Notes. The Agent will receive a selling commission equal to 0.30% of the principal amount of the Notes.